GALEN HOLDINGS PLC

THE RULES OF THE GALEN HOLDINGS PLC

SAVINGS-RELATED SHARE OPTION SCHEME

Adopted by the Company on 6 December 1996

(as amended by the Board of Directors on 10 June 1997

and 10 December 1997 and by the Company at the Annual General Meeting on 19 February 2002)

Received formal approval by the Board of Inland Revenue

on 23 January 1997 under reference SRS 1905

Ashurst Morris Crisp

Broadwalk House

5 Appold Street

London

EC2A 2HA

GALEN HOLDINGS PLC

SAVINGS-RELATED SHARE OPTION SCHEME

CONTENTS
RULE

1	INTERPRETATION AND CONSTRUCTION

	Definitions	(a)
	Construction	(b) to (d)

2	LIMIT ON ORDINARY SHARE CAPITAL PLACED UNDER OPTION	(a) and (b)

3	ORDINARY SHARE CAPITAL

	Availability of authorised share capital	(a)
	Variation of share capital and adjustment of options	(b)

4	APPLICATIONS FOR OPTIONS

5	GRANT OF OPTIONS

	Contributions under the savings contract	(a)
	Timing of grant	(b) and (c)
	Grant of options	(d) to (f)
	Option certificates	(g)
	Restrictions on grant of options	(h)
	Options only to be granted to employees and directors	(i)
	Life of the scheme	(j)

6	NON-TRANSFERABILITY OF OPTIONS

7	RIGHTS TO EXERCISE OPTIONS

	General	(a)
	Death	(b)
	Cessation of employment in special circumstances	(c) and (d)
	Reaching relevant age	(e)
	Cessation of employment in other circumstances	(f)
	Termination of savings contract	(g)
	Bankruptcy	(h)
	Conditions to be satisfied at time of exercise	(i)
	Exercise to be limited to repayment proceeds	(j)

8	LOSS OF OFFICE OR EMPLOYMENT

9	TAKEOVERS, RECONSTRUCTION, AMALGAMATION AND LIQUIDATION

	Change in control of the company - acquiring company	(a) to (e)
	Change in control of the company - acquiring person	(f)
	Liquidation	(g)

10	EXERCISE OF OPTIONS AND LISTING OF SHARES

	Procedures on exercise	(a) to (d)
	Rights attaching to scheme shares	(e)
	Listing	(f)

11	SCHEME OF AMENDMENTS AND TERMINATION

	Amendments	(a) to (f)
	Termination	(g)

12	ADMINISTRATION

	Notice and documents	(a) and (c)
	Disputes	(d)
	Costs of the scheme	(e)

13	EMPLOYEE TRUST

GALEN HOLDINGS PLC

SAVINGS-RELATED SHARE OPTION SCHEME

RULES

1 INTERPRETATION AND CONSTRUCTION

Definitions

(a) In this Scheme except where the context otherwise requires the following expressions shall have the following meanings:

Acquiring Company Any company which:

(a) has obtained Control of the Company either:

(i) as a result of making a Takeover Offer; or

(ii) in pursuance of a Compromise; or

(b) has served Article 422 Notice(s).

Acquiring Person Any person not being an Acquiring Company who:

(a) either alone or together with any person acting in concert with him has obtained Control of the Company as a result of making a Takeover Offer or otherwise; or

(b) having Control makes a general offer to acquire the whole of the issued Ordinary Share Capital (other than that which is already owned by him and/or by any person acting in concert with him).

Acquisition Price The amount payable in relation to the exercise of an Option, being the amount (after any adjustment pursuant to Rule 3(b)) of the Option Price multiplied by the number of Scheme Shares in respect of which the Option is exercised.

the Act The Income and Corporation Taxes Act 1988.

Adoption Date The date on which this Scheme is adopted by the Company.

Appropriate Period In relation to:

(a) a Takeover Offer means the period of six months beginning with the time when the person making the Takeover Offer has obtained Control of the Company and any condition subject to which the Takeover Offer is made is satisfied;

(b) a Compromise means:

(i) where the Option is to be exercised the period permitted in the operation of Rules 9 (aa) to 9(ae);

(ii) where the Option is to be Rolled-over a period of six months beginning with the time when the court sanctions the Compromise;

(c) an Article 422 Notice means the period during which the Acquiring Company is entitled and bound to acquire shares on the terms of the offer contained in such Article 422 Notice;

(d) an Acquiring Person who obtains Control, or who having Control of the Company makes a general offer for the whole of the issued share capital, means the period of six months beginning with the time when the Acquiring Person obtains Control or makes the offer as the case may be.

Article 422 Notice In relation to the Company, means a notice served by a person who has become entitled to serve such a notice on the shareholders of the Company under Article 422 of the Companies Order.

Associated Company Associated Company as defined in Section 187(2) of the Act.

Bonus Any sum payable by way of terminal bonus under a Savings Contract, being the additional payment made by the Savings Authority when repaying contributions made under a completed Savings Contract.

Bonus Date Where the repayment under the Savings Contract is stated to include:

(a) the Maximum Bonus, the earliest date on which it is payable.

(b) the Standard Bonus, the earliest date on which it is payable.

the Company Galen Holdings PLC.

the Companies Order The Companies (Northern Ireland) Order 1986.

Compromise In relation to the Company means a compromise or arrangement sanctioned by the court under Article 418 of the Companies Order.

Continuous Service Continuous service within the meaning given by section 151 of the Employment Protection (Consolidation) Act 1978.

Control Control as defined in section 840 of the Act.

Date of Announcement In respect of any Option grant, the date on which an announcement is made by the Directors pursuant to Rule 4(a).

Date of Grant The date on which an Option is granted to an Eligible Employee which shall be the date specified on the Option certificate in accordance with the provisions of Rule 5(e).

Dealing Day A day on which transactions take place on the London Stock Exchange.

Directors The board of directors of the Company from time to time or a duly authorised committee thereof.

Eligible Employee Any person who is not prohibited from participating in this Scheme by reason of the provisions of paragraph 8 of Schedule 9 and who:

(a) (i) is an employee or director (other than a non-executive director) of a Group Company; and

(ii) if a director, is required to devote at least such minimum number of hours a week to his duties as the Directors may determine provided that such minimum shall be not less than 8 nor more than 25 hours to the business of the Group; and

(iii) is chargeable to tax in respect of his office or employment under Case I of Schedule E; and

(iv) on the immediately preceding Qualification Date had not less than 36 months Continuous Service or such other period of Continuous Service as the Directors may from time to time determine (provided such period is not greater than a period of five years immediately preceding the relevant Date of Grant);

(b) is any other executive director or employee of a Group Company and is nominated by the Directors either individually or as a member of a category of such executive directors or employees.

Employees' Share Scheme An employees' share scheme as defined in Article 11 of the Companies Order.

Exercise Period Any period during which Options may be exercised as set out in Rules 7(a) to 7(f) and Rule 9.

Flotation Flotation means the time when the ordinary shares of the Company are placed on the Official List of the London Stock Exchange or any other stock exchange which is recognised under the Financial Services Act 1986.

Grant Period (a) The period beginning with the date on which this Scheme receives approval from the Board of Inland Revenue under Schedule 9 and ending on Flotation; or

(b) Where Flotation has occurred, any period of 42 days:

(i) commencing on the Dealing Day immediately following the date of an announcement by the London Stock Exchange of the Company's annual or interim results; or

(ii) commencing on the Dealing Day immediately following the date of the lifting of such restrictions as are specified in Rule 5(h);

(iii) commencing on the Dealing Day immediately following the coming into operation of any alterations to Schedule 9 in respect of savings-related share option schemes or to the certified contractual savings scheme regulations established pursuant to section 326 of the Act or the announcement of a new Savings Contract prospectus.

Group The Company and its Subsidiaries.

Group Company The Company, or a company which is for the time being a Subsidiary over which the Company has Control and which has been nominated by the Directors to participate for the time being in this Scheme.

London Stock Exchange London Stock Exchange Limited or any successor body.

Market Value In the case of Options granted under this Scheme:

(a) if at the relevant time the Scheme Shares are listed in the London Stock Exchange Daily Official List, an amount equal to the arithmetic average of the middle market quotation of a Scheme Share (as derived from that List) during the five Dealing Days immediately preceding the Date of Announcement or, if the Directors so decides, an amount equal to the middle market quotation of a Scheme Share (as derived from that List) on the Dealing Day immediately preceding the Date of Announcement, or where the context requires the Option Rollover date, or such other price as may be agreed in advance with the Board of Inland Revenue; or

(b) if paragraph (a) above does not apply, the market value of a Scheme Share determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992, and agreed in advance with the Board of Inland Revenue, on the Date of Announcement, or where the context requires the Option Rollover date, or such earlier date or dates as may be agreed with the Board of Inland Revenue.

Maximum Bonus The Bonus which is payable at the earliest at the end of a period of 7 years from the starting date of the Savings Contract.

Normal Retirement Date The age at which an employee is due to retire in accordance with the terms of his contract of employment.

Option A right to acquire Scheme Shares at the Acquisition Price granted to an Eligible Employee under the provisions of this Scheme and for the time being subsisting.

Option-holder A person who holds an Option, or (where the context admits) his personal representative(s).

Option Price The price per Scheme Share determined by the Directors being:

(a) in the case of an Option to be satisfied by the issue by the Company of Scheme Shares not less than the greater of:

(i) the nominal value of a Scheme Share; and

(ii) 80 per cent of the Market Value of such a Scheme Share on the relevant date or dates; or

(b) in the case of an Option to be satisfied by the transfer of Scheme Shares, not less than 80 per cent of the Market Value of a Scheme Share on the relevant date or dates.

Option Rollover In relation to an Option shall mean a release by the Option-holder with the consent of the Acquiring Company of his rights ("old rights") under this Scheme in consideration of the grant to him of rights ("new rights") which are equivalent to the old rights but which relate to shares in:

(a) the Acquiring Company; or

(b) a company which has Control of the Acquiring Company; or

(c) a company which either is, or has Control of, a company which is a member of a consortium within the meaning of paragraph 10(c) of Schedule 9 where the term "equivalent" shall be construed in accordance with Rule 9(d).

Ordinary Share Capital The ordinary share capital of the Company as defined in section 832(1) of the Act.

Qualification Date The first day in the calendar month in which an announcement is made pursuant to Rule 4(a).

Relevant Age The age of 60 years.

Rolled-over The action of effecting an Option Rollover or its completion.

Savings Authority A building society or an institution authorised under the Banking Act 1987 to whom the Directors from time to time determine that contributions are payable under the terms of a Savings Contract.

Savings Contract A contract under a certified contractual savings scheme (within the meaning of section 326 of the Act) which has been approved by the Directors for the purposes of this Scheme and by the Board of Inland Revenue for the purposes of Schedule 9.

Schedule 9 Schedule 9 to the Act.

this Scheme This scheme in its present form or as from time to time amended in accordance with the provisions hereof.

Scheme Shares Ordinary shares in the capital of the Company which will be fully paid upon issue or any shares representing the same which satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9.

Standard Bonus The first Bonus which is payable under a Savings Contract.

Subsidiary A company which is a subsidiary of the Company within the meaning of Article 4 of the Companies Order.

Takeover Offer In relation to the Company means either:

(a) a general offer to acquire the whole of the issued Ordinary Share Capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b) a general offer to acquire all the shares in the Company of the same class as the Scheme Shares.

Valid Application An application made by an Eligible Employee on the application form provided by the Directors by the date specified in an announcement made in accordance with Rule 4(a) as the latest date for applications in which the monthly contribution specified is permitted by Rule 5(a).

Construction

(b) Words or expressions used herein shall:

(i) when denoting the masculine gender include the feminine;

(ii) when denoting the singular include the plural and vice versa;

(iii) unless the context otherwise requires have the same meanings as in Schedule 9;

(iv) when referring to any enactment be construed as a reference to that enactment as for the time being amended or re-enacted and shall include any regulations made thereunder;

(v) when referring to Rules throughout this Scheme be taken to refer to Rules of this Scheme.

(c) For the purposes of any application of the provisions of this Scheme following any Option Rollover:

(i) any new rights granted pursuant to Rule 9 shall be regarded as having been granted at the time the corresponding old rights were granted;

(ii) Rules 3, 7, 8, 9, 10, 11 and 12 shall in relation to the new rights be construed as if the following terms have the meanings assigned to them in this Rule 1(c) and not the meanings assigned to them in Rule 1(a):

Directors the board of directors of the company in respect of whose shares new rights have been granted or a duly authorised committee thereof;

Company the company in respect of whose shares new rights have been granted but references to Group Company shall continue to be construed as if references to the Company were references to Galen Holdings PLC.

Scheme Shares fully paid ordinary shares in the capital of the company for the time being over whose shares new rights have been granted and which satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9;

(d) Where under any of the provisions of these Rules it is provided that an Option shall lapse that Option shall cease to be exercisable thereafter notwithstanding any other provision of these Rules.

2 LIMIT ON ORDINARY SHARE CAPITAL PLACED UNDER OPTION

(a) The aggregate nominal amount of Ordinary Share Capital over which Options to subscribe for Scheme Shares may be granted on any date when aggregated with:

(i) the nominal amount of Ordinary Share Capital issued or remaining issuable pursuant to options granted in the previous ten years under this Scheme and under any other share option scheme established by the Company; and

(ii) the nominal amount of Ordinary Share Capital issued in the previous ten years under any other Employees' Share Scheme of the Company shall not exceed 10% of the nominal amount of the Ordinary Share Capital in issue on the day preceding that date.

(b) No Option to subscribe for Scheme Shares shall be granted on any date while this Scheme remains in force if immediately after the grant of such Option the aggregate of:

(i) the nominal amount of the Ordinary Share Capital issued or remaining issuable pursuant to options granted during the previous five years under this Scheme and under any other share option scheme established by the Company; and

(ii) the nominal amount of Ordinary Share Capital issued under any other Employees' Share Scheme of the Company during the same five year period would exceed 5 % of the nominal amount of the Ordinary Share Capital in issue on the day preceding that date

3 ORDINARY SHARE CAPITAL

Availability of authorised share capital

(a) The Company shall at all times keep available sufficient authorised and unissued Scheme Shares to satisfy the exercise to the full extent still possible of all Options (excluding those the exercise of which is to be satisfied by the transfer and not the issue of Scheme Shares) which have neither lapsed nor been fully exercised taking account of any other obligations of the Company to provide shares of the same class as Scheme Shares.

Variation of share capital and adjustment of options

(b) In the event of any capitalization issue or rights issue, rights offer or any reduction, sub-division, consolidation of the capital of the Company or other variation of the share capital of the Company, the number of Scheme Shares comprised in any Option and the Option Price may be adjusted by the Directors (including retrospective adjustments where appropriate) in such manner as the Directors considers to be fair and reasonable provided always that no adjustment shall have effect after the date of adjustment unless the Board of the Inland Revenue has approved the adjustment and, except in the case of an Option over Scheme Shares already in issue, no adjustment shall be made which would cause the price per Scheme Share to be less than the nominal value of that Scheme Share. Notice of any such adjustment shall be given to these Option-holders affected by such adjustment by the Directors, who may call in Option certificates for endorsement.

4. APPLICATIONS FOR OPTIONS

(a) Subject to the restrictions hereinafter contained, the Directors may, at its discretion determine that this Scheme shall operate during any Grant Period and thereafter the Directors shall announce to all Eligible Employees in whatever manner is determined by the Directors to be appropriate:

(i) subject to Rule 2 the maximum number of Scheme Shares over which Options are to be granted on the Date of Grant immediately following such announcement;

(ii) the Option Price;

(iii) the last date by which applications made pursuant to Rule 4(c) must be received (which shall be not earlier than 14 days nor later than 21 days after the date on which the announcement is made); and

(iv) whether the repayment under the Savings Contracts linked to those Options shall include any Bonus and, if so, whether the repayment shall include the Maximum Bonus or the Standard Bonus or no bonus.

The date on which an announcement is made by the Directors pursuant to this Rule 4(a) shall be referred to as the Date of Announcement.

(b) Where Flotation has occurred the Date of Announcement shall be not later than 18 days after the commencement of the Grant Period.

(c) Each person who in relation to a grant of an Option is an Eligible Employee may, not later than the date specified in the announcement referred to in Rule 4(a) as the last date for receipt of applications, apply for an Option in respect of any of the Scheme Shares specified in any such announcement, by delivery of a duly completed Valid Application form complying with the requirements of this Rule to the secretary for the time being of the Company, or as specified on the application form.

(d) Applications for Options shall be in writing in such form as the Directors may from time to time prescribe.

5 GRANT OF OPTIONS

Contributions under the savings contract

(a) The monthly contribution payable by a participant under a Savings Contract shall be in multiples of L1 and shall not:

(i) be less than L5 or such other minimum amount as may for the time being be permitted under the terms of the Savings Contract; nor

(ii) when aggregated with the monthly contributions being paid under any other savings contract(s), certified pursuant to section 326 of the Act, entered into by that participant in connection with the grant of any option under a savings-related share option scheme approved by the Board of the Inland Revenue under Schedule 9, exceed L250 or such maximum amount determined by the Directors and from time to time permitted under Schedule 9.

Timing of grant

(b) Subject to Rule 5(f), Options may only be granted during a Grant Period.

(c) No Option shall be granted to any Eligible Employee if such grant shall be prohibited under the legislation from time to time in force governing the approval of savings-related share option schemes.

Grant of options

(d) The grant of an Option shall be conditional upon the Eligible Employee having submitted to the Directors a Valid Application, prior to the grant of that Option, for entry into a Savings Contract. In making his application (or applications) the Eligible Employee shall state inter alia the monthly contribution which he would like to make under the Savings Contract and, if he may elect for the repayment under the Savings Contract to be taken as including the Standard Bonus or the Maximum Bonus, his election in that respect. Each such application shall be deemed to be in respect of the largest whole number of Scheme Shares which can be purchased with the expected repayment (including the relevant Bonus if this is to be included in accordance with Rule 4(a)(iv)) under the Savings Contract at the Bonus Date.

(e) As soon as possible after the final date for the receipt of applications in relation to each grant of Options and within 30 days of the earliest of the dates on which the Market Value was taken for the purposes of determining the Option Price, the Directors shall, subject to Rule 5(f), grant to each Eligible Employee who has submitted a Valid Application an Option in respect of the whole number of Scheme Shares for which he is deemed to have applied in accordance with Rule 4(c).

(f) If the Directors receive Valid Applications such that on the grant of all the Options applied for the maximum number of Shares determined by the Directors pursuant to Rule 4(a)(i) or the limits in Rule 2 would be exceeded, then subject to the provisions of Rule 5(a)(i) the following steps or such other arrangements approved by the Inland Revenue shall be carried out in the following order to the extent necessary to eliminate the excess:

(i) if the Maximum Bonus is included, then only the Standard Bonus shall be taken to be included;

(ii) If the Standard Bonus is included or is taken to be included then no bonus shall be taken to be included;

(iii) the excess over L50, or such greater or lesser amount as the Directors may decide, of the monthly savings contribution chosen by each applicant shall be reduced pro-rata to the extent necessary;

(iv) the excess over L5 of the monthly savings contribution chosen by each applicant or such amount specified in Rule 5(f)(ii) if lower shall be reduced pro-rata to the extent necessary;

(v) applications will be selected by lot, each based on a monthly savings contribution of L5 and the exclusion of any Bonus in the repayment under the Savings Contract.

If an applicant makes a multiple application, all of the monthly savings contributions chosen by that applicant will be aggregated for the purposes of operating this Rule 5(f).

As soon as possible after the final date for the receipt of applications in relation to each grant of Options and within 42 days of the earliest of the dates on which the Market Value was taken for the purposes of determining the Option Price, the Directors shall grant to each Eligible Employee who has submitted a Valid Application, or where appropriate to those Eligible Employees selected by lot pursuant to this Rule 5(f), an Option in respect of the number of Scheme Shares for which he is deemed to have applied scaled down proportionately to the reduction made in his monthly contributions pursuant to this Rule 5(f).

Option certificates

(g) Subject to the Eligible Employee entering into a Savings Contract, the Company shall as soon as possible after such date issue an Option certificate in respect of each Option granted, specifying the Date of Grant, the number of Scheme Shares subject to the Option, the Option Price and the Acquisition Price.

Restrictions on grant of options

(h) If the Directors are prevented at any time by statute, order, regulation or governmental directive from making an announcement pursuant to Rule 4(a) or from granting Options within the time limits imposed by these Rules, it may make such an announcement within 42 days after the lifting of such restrictions.

Options only to be granted to employees and directors

(i) No Option shall be granted to any person who is no longer a director or employee of a Group Company on the date Options are granted under this Rule 5.

Life of the scheme

(j) No Option may be granted more than ten years after the Adoption Date.

6 NON-TRANSFERABILITY OF OPTIONS

No Option nor any right thereunder shall be capable of being transferred, assigned or charged except on the death of an Option-holder when an Option may be exercised by his legal personal representative(s) in accordance with Rule 7(b).

7 RIGHTS TO EXERCISE OPTIONS

General

(a) (i) Save as provided in Rules 7(b), 7(c), 7(e), 7(f) and 9, an Option may be exercised only during the period commencing with the Bonus Date under the relevant Savings Contract; and

(ii) save as provided in Rule 7(b), an Option shall not be exercisable later than six months after the Bonus Date.

Death

(b) If an Option-holder dies, an Option may only be exercised by his personal representatives:

(i) within 12 months after the date of his death if such death occurs before the Bonus Date; or

(ii) within 12 months after the Bonus Date in the event of his death within six months after such Bonus Date.

Cessation of employment in special circumstances

(c) Subject to Rule 7(a)(ii) an Option may be exercised by an Option-holder within six months after ceasing to hold the office or employment by virtue of which he is an Eligible Employee by reason only:

(i) of injury or disability or redundancy within the meaning of the Employment Rights Act 1996; or

(ii) of retirement on reaching the Relevant Age or Normal Retirement Date; or

(iii) that office or employment is in a company of which the Company ceases to have Control; or

(iv) that office or employment relates to a business or part of a business which is transferred to a person who is not a company of which the Company has Control.

(d) No person shall be treated for the purposes of Rule 7(c) and 7(f) as ceasing to hold the office or employment by virtue of which he is an Eligible Employee until he ceases to hold any office or employment in the Company or in any Associated Company or any company over which the Company has Control.

Reaching Relevant Age

(e) If at the date of reaching the Relevant Age an Option-holder does not retire he may exercise his Option within the period of six months commencing with that date.

Cessation of employment in other circumstances

(f) If an Option-holder shall cease to hold the office or employment by virtue of which he is an Eligible Employee more than three years after the Date of Grant of an Option by reason of early retirement with the agreement of his employer or pregnancy or childbirth such Option may be exercised within six months after the date of such cessation.

Termination of savings contract

(g) If an Option-holder gives, or under the terms of the Savings Contract has or is deemed to have given, notice to the relevant Savings Authority that he intends to stop paying contributions under his Savings Contract then, unless the relevant Option is then exercisable under this Rule 7, it shall thereupon lapse.

Bankruptcy

(h) If the Option-holder is adjudicated bankrupt, his Option shall thereupon lapse.

Conditions to be satisfied at time of exercise

(i) No Option may be exercised by, or by the personal representatives of an Option-holder who is (or at the date of his death was):

(i) not a director or employee of the Company or a Group Company unless the Option is to be exercised pursuant to Rules 7(b), 7(c), 7(f) and 7(j); or

(ii) precluded from such exercise by paragraph 8 of Schedule 9.

(j) Provided that if at the Bonus Date an Option-holder holds an office or employment in a company which is not a participating company but which is:-

(i) an Associated Company, or

(ii) a company of which the Company has control;

those rights may be exercised within six months of that date.

Exercise to be limited to repayment proceeds

(k) If an Option becomes exercisable under any provision of this Scheme then the maximum number of Scheme Shares over which it shall be exercisable shall be limited to the largest whole number of Scheme Shares that may be acquired at the Option Price out of the repayment including any interest and Bonus received under the relevant Savings Contract. For these purposes the repayment under the Savings Contract shall exclude the repayment of any contribution the due date for payment of which falls more than one month after the date on which repayment is made.

8 LOSS OF OFFICE OR EMPLOYMENT

If an Option-holder shall cease for any reason to be employed within the Group he shall not be entitled and by agreeing to participate in this Scheme he shall be deemed irrevocably to have waived any entitlement to compensation for the loss of rights and benefits under this Scheme notwithstanding that he may have been dismissed wrongfully or unfairly (within the meaning of the Employment Rights (Northern Ireland) Order 1996).

9 TAKEOVERS, RECONSTRUCTION, AMALGAMATION AND LIQUIDATION

Change in control of the company - acquiring company

(a) If after the Adoption Date, and subject to Rule 9(b), any company has become an Acquiring Company, the Directors shall as soon as practicable thereafter notify every Option-holder accordingly, and each Option-holder may within the Appropriate Period:

(i) exercise his Options to the extent of the repayment due under the relevant Savings Contracts; or

(ii) where the Option has not been exercised, execute, with the consent of the Acquiring Company, an Option Rollover.

(b) If under Article 418 of the Companies Order the Court sanctions a Compromise between the Company and its members proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with other company or companies, the Directors shall give notice thereof to all Option-holders as soon as reasonably practicable thereafter and each Option-holder may, subject to any provision in Rule 7 providing for an Option to lapse at an earlier time, exercise his Option in the period of six months commencing with the date on which the Compromise is sanctioned by the Court. Upon the Compromise becoming effective, all unexercised Options shall lapse except that, notwithstanding the foregoing, an Option-holder may exercise an Option Rollover in respect of such an Option in accordance with Rule 9(a)(ii) within the Appropriate Period.

(c) To the extent that any Option has not been exercised or Rolled-Over at the expiry of the Appropriate Period pursuant to Rule 9(a) it shall, to the extent unexercised, thereupon lapse. For the purposes hereof the expiry of the Appropriate Period shall be the expiry of the first to expire of the relevant period or periods specified in the definition of Appropriate Period.

(d) For the purposes of an Option Rollover the new rights shall only be regarded as equivalent to the old rights if:

(i) the shares to which they relate satisfy the conditions of paragraph 10 to 14 of Schedule 9; and

(ii) the new rights are exercisable in the same manner as the old rights and subject to the provisions of this Scheme as it had effect immediately before an Option Rollover; and

(iii) the total Market Value of the Scheme Shares subject to an Option which is being Rolled-Over is equal immediately before such Option Rollover to the total market value (determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992) of the shares in respect of which an Option-holder's new rights are being granted immediately after such Option Rollover; and

(iv) the total amount payable in respect of the exercise in full of an Option following an Option Rollover is equal to the total Acquisition Price immediately preceding such Option Rollover.

(e) For the purposes of any application of the provisions of this Scheme following an Option Rollover any new rights granted pursuant to Rule 9(a) shall be regarded as having been granted at the time the corresponding old rights were granted.

Change in control of the company - acquiring person

(f) If any person becomes an Acquiring Person the Directors shall as soon as practicable thereafter notify every Option-holder accordingly and each Option-holder may within the Appropriate Period exercise his Options to the extent of the repayment due under the relevant Savings Contracts and any Option which has not been exercised at the expiry of the Appropriate Period shall, to the extent exercised, thereupon lapse. For the purposes hereof, the expiry of the Appropriate Period shall be the expiry of the first to expire of the relevant period or periods specified in the definition of Appropriate Period.

Liquidation

(g) If a resolution for the voluntary winding-up of the Company (except for the purposes of reconstruction or amalgamation) is duly passed an Option may be exercised within six months of the passing of the resolution save that the Option shall lapse on the winding up of the Company.

10 EXERCISE OF OPTIONS AND LISTING OF SHARES

Procedures on exercise

(a) An Option may be exercised, in respect of all or any of the Scheme Shares to which it relates, by delivery to the secretary of the Company or its other duly appointed agent during the relevant Exercise Period of an Option certificate covering at least all the Scheme Shares over which the Option is then to be exercised, with the notice of exercise endorsed thereon duly completed and signed by the Option-holder (or by his duly authorised agent), together with evidence of the termination of the related Savings Contract and a remittance in pounds sterling for the Acquisition Price in respect of the Scheme Shares over which the Option is to be exercised. The date of such delivery determined in accordance with Rule 12(c) shall constitute the date of such exercise.

(b) Execution of an Option Rollover under this Scheme, in accordance with Rule 9 is to be effected by notice in writing in a form prescribed by the Directors of the Acquiring Company.

(c) All allotments, issues and transfers of Scheme Shares shall be subject to any necessary consents of HM Treasury or other authorities in the United Kingdom or elsewhere under enactments or regulations for the time being in force and it shall be the responsibility of the Option-holder to comply with any requirements to be fulfilled in order to obtain or obviate the necessity for any such consent.

(d) The Company shall not later than 28 days after the date of exercise of an Option in accordance with this Scheme:

(i) in respect of Scheme Shares to be issued pursuant to the exercise of an Option, allot and issue credited as fully paid to the Option-holder; or

(ii) in respect of Scheme Shares to be transferred pursuant to the exercise of an Option, procure the transfer to the Option-holder and cause to be registered in his name the number of Scheme Shares specified in the notice and, save where the Scheme Shares so registered are uncertificated securities within the meaning of the Uncertificated Securities Regulations 1992, shall deliver to the Option-holder an appropriately endorsed share certificate in respect thereof.

Rights attaching to scheme shares

(e) Save as regards rights attaching to Scheme Shares by reference to a record date prior to the date on which the Scheme Shares are allotted and issued, Scheme Shares issued upon the exercise of Options shall be identical and rank pari passu in all respects with the Scheme Shares then in issue. Scheme Shares transferred pursuant to this Scheme will be transferred without the benefit of any rights attaching thereto by reference to a record date preceding the date of exercise.

Listing

(f) At any time when the Scheme Shares are listed on the London Stock Exchange the Company shall use its best endeavours to ensure that as soon as practicable after the allotment of any Scheme Shares under this Scheme the same shall be admitted to the Official List by the Council of the London Stock Exchange or any other appropriate investment exchange recognised for the purposes of the Financial Services Act 1986.

11 SCHEME AMENDMENTS AND TERMINATION

Amendments

(a) Notwithstanding the provisions of Rules 11(b) to 11(d) and 12(b), the Directors may at any time make such alterations (including additions) to the Rules as are necessary to secure that the Rules receive initial approval from the Board of Inland Revenue under Schedule 9 and continue to be so approved.

(b) Subject to Rules 11(d) and 11(e) the Directors may from time to time at its absolute discretion amend any of the Rules except that no amendment shall be made to this Scheme to the advantage of existing or future Option-holders without the prior approval of the Company in a general meeting SAVE THAT this Rule 11(b) shall not apply to any amendment which:

(i) is made under Rule 11(e) below; or

(ii) is a minor amendment which is necessary or desirable to benefit or facilitate the administration of this Scheme.

(c) No amendment waiver or replacement to or of this Scheme (or any Rule) shall be made to the extent to which it would have the effect of abrogating or altering adversely any of the subsisting rights of Option-holders except with such consent on their part as would be required by the provisions of the Company's Articles of Association if the Scheme Shares to be issued on the exercise of the Options already granted and still subsisting were so issued and constituted a separate class of share capital and if such provisions applied mutatis mutandis thereto.

(d) So long as this Scheme remains approved under Schedule 9 no amendment to this Scheme shall take effect unless it has been approved by the Board of Inland Revenue. The Company shall notify the Board of Inland Revenue in writing as soon as practicable after the date of alteration in respect of each such amendment.

(e) Rule 11(b) shall not apply to any amendment which the Directors considers is necessary or desirable to comply with or take account of the provisions of any proposed or existing legislation, including overseas securities legislation, or to take advantage of any changes to legislation, or to take account of any of the events mentioned in Rule 9, or to obtain or maintain favourable taxation treatment of the Company, any Subsidiary or any Option-holder provided any such alteration does not affect the basic principles of this Scheme or the limits contained in Rule 2.

(f) The Directors shall have the power from time to time to make or vary regulations for the administration of this Scheme and to amend the terms or impose further conditions on the grant and exercise of Options to take account of overseas taxation, and securities or exchange control laws provided always that such regulations, terms and conditions shall not be inconsistent with the provisions of this Scheme and shall not cause any of the provisions of Schedule 9 relevant to this Scheme to cease to be satisfied.

Termination

(g) The Company by ordinary resolution or the Directors may at any time resolve that no further Options be granted under this Scheme, and in such event no further Options will be granted but in all other respects the provisions of this Scheme shall remain in force.

12 ADMINISTRATION

Notice and documents

(a) Option-holders not otherwise entitled thereto may be sent copies of all relevant notices and other relevant documents sent by the Company to its ordinary shareholders generally.

(b) Written notices of any amendment made in accordance with Rule 11 shall be given to those Option-holders affected by such amendment.

(c) Any notice or other document required to be given hereunder to any Option-holder shall be delivered to him or sent by First Class post to him at his home address according to the records of the Company or such other address as may appear to the Company to be appropriate. Any notice or other document required to be given to the Company shall be delivered to it or sent by First Class post to its registered office. Notices sent by post, unless received earlier, shall be deemed to have been given on the fifth day following the date of posting.

Disputes

(d) The decision of the Directors in any dispute or question relating to any Option shall be final and conclusive subject to the terms of this Scheme.

Costs of the scheme

(e) The costs of introducing and administering this Scheme shall be borne by the Company.

13 EMPLOYEE TRUST

The Company and any Subsidiary may provide money to the trustees of any trust or any other person to enable them or him to acquire shares to be held for the purposes of this Scheme, or enter into any guarantee or indemnity for those purposes, to the extent permitted by Article 163 of the Companies Order.